Exhibit 99.1

Contact: Lendway, Inc. Biz McShane, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

LENDWAY, INC. ANNOUNCES JUNE 30, 2025 FINANCIAL RESULTS

MINNEAPOLIS, MN – August 28, 2025 – Lendway, Inc. (Nasdaq: LDWY) (“Lendway” or the “Company”) today announced its financial results for the three and six months ended June 30, 2025.

Overview

Quarter ended June 30, 2025

●	Net revenue was $23.2 million.
●	Gross profit was $5.4 million, or 23.3% of sales.
●	Operating income of $2.5 million compared to $0.2 million in the quarter ended June 30, 2024.
●	Net income from continuing operations was $1.3 million compared to a loss of $0.6 million in the quarter ended June 30, 2024
●	Net income attributable to Lendway was $1.0 million, or income of $0.58 per diluted share, compared to net loss of $0.5 million, or a loss of $0.29 per diluted share in the quarter ended June 30, 2024.
●	Adjusted EBITDA was $2.6 million compared to $2.0 million in the quarter ended June 30, 2024.
●	At June 30, 2025, cash and cash equivalents were $0.9 million and working capital was $1.1 million.
●	Cash provided by operating activities of continuing operations was $6.3 million compared to $3.5 million in the quarter ended June 30, 2024.

Six months ended June 30, 2025

●	Net revenue was $35.6 million.
●	Gross profit was $9.3 million, or 26.1% of sales.
●	Operating income of $3.9 million compared to an operating loss of $1.5 million in the six months ended June 30, 2024.
●	Net income from continuing operations was $1.9 million compared to a loss of $2.1 million in the six months ended June 30, 2024.
●	Net income attributable to Lendway was $1.5 million, or income of $0.82 per diluted share, compared to net loss of $1.7 million, or a loss of $0.95 per diluted share in the six months ended June 30, 2024.
●	Adjusted EBITDA was $5.3 million compared to $3.6 million in the six months ended June 30, 2024.
●	Cash provided by continuing operations was $8.0 million compared to $5.0 million in the six months ended June 30, 2024.

Lendway’s Chairman and Co-Chief Executive Officer, Mark Jundt, commented, “We’re extremely proud to share the results from this last quarter, including record-breaking Mother’s Day sales. Over the last six months, the team has worked tirelessly to meet unprecedented demand from our customers. We’re excited to keep growing with our customers and to keep this incredible momentum going.” Co-Chief Executive Officer Dan Philp added, “We set a goal to grow market share this year and we exceeded our goal, which resulted in record breaking revenue and a more diverse customer base. We’re pleased with the financial performance and look forward to the next fiscal year.”

As previously announced, Lendway’s board of directors approved a change in fiscal year end from December 31 to June 30 each calendar year. Lendway is reporting a six-month transition period starting January 1, 2025 and ending June 30, 2025, which is the period between the closing of the most recent fiscal year on December 31, 2024 and the opening date of the new fiscal year starting on July 1, 2025.

Quarter and Six Months Results

Net Revenue

Net revenue was $23.2 million for the three months ended June 30, 2025 compared to $16.9 million in the three months ended June 30, 2024. The increase is primarily due to the shift of the Easter holiday into the three months ended June 30, 2025, compared to the prior quarter in the prior year. Revenue also increased due to an increase in stems sold for the Mother’s Day holiday.

Net revenue was $35.6 million for the six months ended June 30, 2025 compared to $25.0 million in the six months ended June 30, 2024. The increase is primarily due to the timing of the acquisition of Bloomia. Revenues in the six months ended June 30, 2025 reflect a full six months compared to 2024 which includes the period from the acquisition date of February 22, 2024 through June 30, 2024. Revenue also increased due to stronger Mother’s Day sales.

Gross profit

Gross profit in the three months ended June 30, 2025 was $5.4 million, or 23.3% of sales, compared to gross profit of $3.9 million, or 23.1% of sales, in the three months ended June 30, 2024. In 2024, inventory was written up to fair value related to the acquisition of Bloomia, and $0.2 million of amortization costs were included in the period. The first half of the calendar year historically has the highest sales and efficiencies. Excluding the one-time amortization in the prior year, gross profit as a percent of revenue decreased primarily due to higher bulb costs.

Gross profit in the six months ended June 30, 2025 was $9.3 million, or 26.1% of sales, compared to gross profit of $5.7 million, or 22.6% of sales, in the six months ended June 30, 2024. Gross profit in the six months ended June 30, 2024 includes $1.5 million of one-time fair value of inventory amortization. Excluding the one-time amortization in the prior year, gross profit as a percent of revenue decreased primarily due to higher bulb costs.

Operating income (loss)

The Company had operating income of $2.5 million in the three months ended June 30, 2025, compared to operating income of $0.2 million in the three months ended June 30, 2024. The improvement primarily relates to higher sales, $0.7 million of costs associated with the acquisition of Bloomia in the prior year, and $0.4 million of other one-time costs in the prior year.

The Company had operating income of $3.9 million in the six months ended June 30, 2025, compared to operating loss of $1.5 million in the six months ended June 30, 2024. The improvement primarily relates to $2.2 million of acquisition costs and $1.5 million of fair value inventory amortization costs associated with the acquisition of Bloomia in the prior year, and the timing of the acquisition.

Net income (loss) from continuing operations

Net income from continuing operations was $1.3 million in the three months ended June 30, 2025, compared to a loss of $0.6 million in the three months ended June 30, 2024. The improvement is due to the improvement in operating income and a higher tax benefit.

Net income from continuing operations was $1.9 million in the six months ended June 30, 2025 compared to a loss of $2.1 million in the six months ended June 30, 2024. The improvement is primarily due to the improvement in operating income.

Net income (loss) attributable to Lendway

Net income attributable to Lendway for the three months ended June 30, 2025 was $1.0 million, or $0.58 per diluted share, compared to net loss attributable to Lendway of $0.5 million, or a loss of $0.29 per diluted share, in the three months ended June 30, 2024. The improvement is due to the improvement in operating income and a higher tax benefit.

Net income attributable to Lendway for the six months ended June 30, 2025 was $1.5 million, or $0.82 per diluted share, compared to net loss attributable to Lendway of $ 1.7 million, or a loss of $0.95 per diluted share, in the six months ended June 30. 2024.

Adjusted EBITDA

In the three months ended June 30, 2025, adjusted EBITDA was $2.6 million, compared to $2.0 million in the three months ended June 30, 2024. The increase is due to higher gross profit related to higher sales.

In the six months ended June 30, 2025, adjusted EBITDA was $5.3 million, compared to $3.6 million in the six months ended June 30, 2024. The increase is due to higher gross profit related to higher sales and the timing of the acquisition.

Bloomia Adjusted EBITDA

Bloomia had $6.1 million of adjusted EBITDA in the six months ended June 30, 2025 compared to $4.9 million of adjusted EBITDA in the six months ended June 30, 2024. The increase is due to higher gross profit related to higher sales and the timing of the acquisition.

Balance Sheet

As of June 30, 2025, cash and cash equivalents totaled $0.9 million, compared to $1.8 million as of December 31, 2024. The decrease is primarily due to debt repayments in the six months ended June 30, 2025. Working capital (current assets less current liabilities) was $1.1 million at June 30, 2025, compared to $11.0 million at December 31, 2024. Working capital is near its peak as of December 31 and near the trough at June 30 due to the seasonality of the business. Debt, including a $3.6 million note payable to a related party, was $34.1 million as of June 30, 2025, compared to $42.1 million at December 31, 2024. The decrease is due to repayments in the quarter.

About Lendway, Inc.

Lendway, Inc (Nasdaq: LDWY) is a specialty ag company focused on making and managing its ag investments in the U.S. and internationally. The Company is the majority owner of Bloomia, one of the largest producers of fresh-cut tulips in the United States. For additional information, contact (800) 874-4648 or visit our website at www.lendway.com. Investor inquiries can be submitted to info@lendway.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not statements of historical or current facts are considered “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from the results or performance expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,”  “expect,” “future,” “intend,” “likely,” “may,” “plan,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding, for instance: (i) our belief that our cash balance, cash generated by operations and borrowings available under our Amended Credit Agreement, will provide adequate liquidity and capital resources for at least the next twelve months, and (ii) regarding the potential for growth and other opportunities for our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. These statements are subject to the risks and uncertainties that could cause actual results to differ materially and adversely from the forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes.

Factors that could cause our estimates and assumptions as to future performance, and our actual results, to differ materially include the following: (1) our ability to integrate and continue to successfully operate the newly acquired Bloomia business, (2) our ability to compete, (3) concentration of Bloomia’s historical revenue among a small number of customers, (4) changes in interest rates, (5) ability to comply with the requirements of the Amended Credit Agreement and operate within its restrictions, (6) economic and market conditions that may restrict or delay appropriate or desirable opportunities, (7) our ability to develop and maintain necessary processes and controls relating to our businesses, (8) reliance on one or a small number of employees, (9) potential adverse classifications of our Company if we are unsuccessful in executing our business plans, (10) other economic, international, business, market, financial, competitive and/or regulatory factors affecting the Company’s businesses generally, (11) our ability to attract and retain highly qualified managerial, operational and sales personnel, and (12) the availability of additional capital on desirable terms, if at all. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Transition Report on Form 10-KT for the six months ended June 30, 2025 and additional risks, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Lendway, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Values are rounded to the nearest thousand dollars and thousand shares)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(unaudited)	(unaudited)		(unaudited)
Revenue, net	$23,179,000	$16,920,000	$35,622,000	$24,953,000
Cost of goods sold	17,788,000	13,014,000	26,342,000	19,303,000
Gross profit	5,391,000	3,906,000	9,280,000	5,650,000
Sales, general and administrative expenses	2,906,000	3,741,000	5,363,000	7,129,000
Operating income (loss)	2,485,000	165,000	3,917,000	(1,479,000)
Foreign exchange loss (gain), net	701,000	9,000	366,000	(36,000)
Interest expense, net	935,000	964,000	1,905,000	1,189,000
Other expense (income), net	(1,000)	(9,000)	23,000	—
Income (loss) from continuing operations before income taxes	850,000	(799,000)	1,623,000	(2,632,000)
Income tax benefit	(469,000)	(201,000)	(313,000)	(548,000)
Net income (loss) from continuing operations	1,319,000	(598,000)	1,936,000	(2,084,000)
Income from discontinued operations, net of tax	23,000	64,000	33,000	136,000
Net income (loss) including noncontrolling interest	1,342,000	(534,000)	1,969,000	(1,948,000)
Less: Net income (loss) attributable to noncontrolling interest	295,000	(19,000)	473,000	(270,000)
Net income (loss) attributable to Lendway, Inc.	1,047,000	(515,000)	1,496,000	(1,678,000)
Other comprehensive income (foreign currency translation)	910,000	43,000	932,000	46,000
Less: Comprehensive income attributable to noncontrolling interest	169,000	8,000	173,000	9,000
Comprehensive income (loss) attributable to Lendway, Inc.	$1,788,000	$(480,000)	$2,255,000	$(1,641,000)

Net income (loss) per basic share attributable to Lendway, Inc.:
Continuing operations	$0.58	$(0.33)	$0.83	$(1.02)
Discontinued operations	0.01	0.04	0.02	0.08
Basic earnings per share	$0.59	$(0.29)	$0.85	$(0.95)
Net income (loss) per diluted share attributable to Lendway, Inc.:
Continuing operations	$0.56	$(0.33)	$0.81	$(1.02)
Discontinued operations	0.01	0.04	0.02	0.08
Diluted earnings per share	$0.58	$(0.29)	$0.82	$(0.95)

Shares used in calculation of net income (loss) per share:
Basic	1,770,000	1,770,000	1,770,000	1,770,000
Diluted	1,817,000	1,770,000	1,814,000	1,770,000

SELECTED BALANCE SHEET DATA

	June 30, 2025	December 31, 2024
Cash and cash equivalents	$906,000	$1,759,000
Working capital (1)	1,098,000	11,026,000
Total assets	96,102,000	99,985,000
Total debt	34,083,000	42,090,000
Total liabilities	81,265,000	88,091,000
Stockholders’ equity	14,837,000	11,894,000

(1)	Working capital represents current assets less current liabilities.

Non-GAAP Reconciliations

This press release includes EBITDA, Adjusted EBITDA, and Bloomia Adjusted EBITDA, which are non-GAAP financial measures. Non-GAAP financial measures, which are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in accordance with GAAP. Such non-GAAP financial measures are not substitutes for, or as an alternative to, and should be considered in conjunction with, the respective GAAP financial measures. The non-GAAP financial measures presented may differ from similarly named measures used by other companies.

Included below are reconciliations of EBITDA and adjusted EBITDA to net income (loss) from continuing operations, the most directly comparable GAAP measure. EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in cash requirements for our working capital needs.We have included these non-GAAP performance measures as a comparable measure to eliminate the effects of non-recurring transactions that occurred during the three and six months ended June 30, 2025 and 2024. We believe EBITDA, Adjusted EBITDA and Bloomia Adjusted EBITDA provide meaningful supplemental information about our operating performance as this measure excludes amounts from income from discontinued operations that we do not consider part of our core operating results when assessing our performance. Items excluded from Adjusted EBITDA consist of acquisition-related costs and other costs, such as the cost of inventory that was stepped up to fair value as a result of the purchase accounting related to our acquisition of a majority interest in Bloomia.

The following table reconciles net income (loss) from continuing operations to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (loss) from continuing operations	$1,319,000	$(598,000)	$1,936,000	$(2,084,000)
Interest expense (income), net	935,000	964,000	1,905,000	1,189,000
Income tax (benefit) expense	(469,000)	(201,000)	(313,000)	(548,000)
Depreciation and amortization	848,000	808,000	1,683,000	1,108,000
EBITDA	2,633,000	973,000	5,211,000	(335,000)
Acquisition and integration-related related costs	—	652,000	24,000	2,194,000
Non-cash step-up inventory write-off	—	162,000	—	1,522,000
Severance	—	—	39,000	—
One-time waste costs	—	270,000	—	270,000
Non-operating (income) expense	—	(36,000)	—	(36,000)
Adjusted EBITDA	$2,633,000	$2,021,000	$5,274,000	$3,615,000

The following table reconciles Bloomia adjusted EBITDA to total Company adjusted EBITDA. Management excludes Lendway corporate overhead when evaluating its investment in Bloomia.

	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2025
	Bloomia	Lendway Overhead	Total
Income (loss) from continuing operations before income taxes	$2,426,000	$(803,000)	$1,623,000
Depreciation and amortization	1,677,000	6,000	1,683,000
Interest expense, net	1,894,000	11,000	1,905,000
EBITDA	5,997,000	(786,000)	5,211,000
Acquisition and integration-related costs	24,000	—	24,000
Severance	39,000	—	39,000
Adjusted EBITDA	$6,060,000	$(786,000)	$5,274,000

	Acquisition to	Six Months Ended
	June 30, 2024	June 30, 2024
	Bloomia	Lendway Overhead	Total
Loss from continuing operations before income taxes	$(1,517,000)	$(1,115,000)	$(2,632,000)
Depreciation and amortization	1,108,000	—	1,108,000
Interest expense (income), net	1,315,000	(126,000)	1,189,000
EBITDA	906,000	(1,241,000)	(335,000)
Acquisition and integration-related costs	2,194,000	—	2,194,000
Non-cash step-up inventory write-off	1,522,000	—	1,522,000
One-time waste costs	270,000	—	270,000
Non-operating income	(36,000)	—	(36,000)
Adjusted EBITDA	$4,856,000	$(1,241,000)	$3,615,000

We believe these non-GAAP financial measures will be useful to permit investors to compare results with prior periods that did not include the one-time events and the resulting accounting charges. Management has used EBITDA and Adjusted EBITDA and Bloomia Adjusted EBITDA (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability consistently; (c) in presentations to the members of our Board of Directors; and (d) to evaluate compliance with covenants and restricted activities under the terms of our Credit Agreement.